Exhibit 99.1

New River Pharmaceuticals Inc. Receives
Approvable Letter for NRP104

Company Also Provides Additional Detail on Shire Collaboration Agreement

RADFORD, Va, October 6, 2006—Two years after becoming a public company, New River Pharmaceuticals Inc. (Nasdaq: NRPH) has received a positive determination from the U.S. Food and Drug Administration on its first product candidate.

The company announced that it has received an approvable letter from the FDA for 30mg, 50mg and 70mg capsules of NRP104 (lisdexamfetamine dimesylate), for the treatment of Attention-Deficit/Hyperactivity Disorder (ADHD) in children aged 6 - 12. Developed by New River as a once-a-day medication to provide efficacy throughout the day up to 6 p.m., NRP104 is a new chemical entity in which d-amphetamine is covalently linked to l-lysine, a naturally occurring amino acid. NRP104 remains inactive until converted in the body and the active, d-amphetamine, is gradually released.

In January 2005, New River and Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) signed a collaboration agreement to develop and commercialize NRP104.

According to the FDA’s letter, marketing approval of NRP104 is contingent upon final scheduling by the U.S. Drug Enforcement Administration (DEA). No additional studies have been requested by the FDA as a condition for approval of NRP104. New River and Shire will continue dialog with FDA officials to agree upon a final trade name.

The Controlled Substance Staff of the FDA has initially proposed that NRP104 be placed in Schedule II of the Controlled Substance Act. The initial proposal will be submitted to the DEA, which is responsible for making a final scheduling assignment. New River anticipates timely resolution of this process.

R. J. Kirk, New River Chief Executive Officer, said, “This is a landmark day for New River. We are pleased to have received an approvable letter on our first drug candidate, and we view this as a significant step toward bringing NRP104 to market. Pending final labeling discussions and a scheduling assignment from the DEA, we are preparing for a product launch in the second quarter of 2007.”

“This approvable letter for NRP104 is positive news for Shire and its partner New River,” said Shire Chief Executive Officer Matthew Emmens. “We look forward to working with New River to bring NRP104 to market. We believe NRP104 will offer patients, their families, and healthcare providers the next generation of ADHD treatment.”

Kirk also noted, “As we work toward final approval of NRP104, we continue progress on the development of our other pipeline drug candidates, including NRP290 to treat acute pain, and NRP409, which, if approved, should mark the first significant improvement in thyroid hormone replacement therapy in half a century.”

The Collaboration Agreement

Under the terms of the agreement, the parties will collaborate on NRP104 development, manufacturing, marketing and sales in the U.S. Shire will book the product sales and New River may supply up to 25 percent of the sales effort under a co-promotion right. New River will be financially and operationally responsible for clinical and manufacturing development.

New River plans to file a Current Report on Form 8-K with the U.S. Securities and Exchange Commission providing additional details on the company’s U.S. collaboration agreement with Shire.

Upon receiving marketing approval in the U.S., the agreement requires Shire to launch and commercialize NRP104 carrying out its obligations and tasks consistent with the reasonable best practices of the pharmaceutical industry for the development or commercialization of a pharmaceutical product having similar market potential, profit potential or strategic value, based on conditions then prevailing. The agreement also obligates Shire to give NRP104 marketing and promotional priority over its other oral ADHD stimulants should NRP104’s label contain a claim relating to a decreased potential for abuse or overdose protection.

Under the agreement, in the event that NRP104 is approved with a Schedule III, IV or V classification or be unscheduled (“favorable scheduling”), the parties will divide operating profit as follows: New River will receive 25 percent of profits for the first two years following launch, and the parties will share the profits equally thereafter. However, in the event that NRP104 receives a final Schedule II classification, the collaboration agreement allows for an alternative profit-sharing scheme. Under this scenario, New River’s share of U.S. product profits for the first two years will be at least 25%, though it may increase to a value determined by a preset formula. After the first two years, it will be at least 50%, though it may increase to a value determined by a preset formula. These formulas, which include yearly threshold sales, will be included in the Current Report on Form 8-K New River intends to file.

Shire paid an initial sum of $50 million on signing the collaboration agreement and $50 million upon acceptance of the filing of the New Drug Application by the FDA. Should NRP104 receive favorable scheduling by its first commercial sale, the agreement entitles New River to a $300 million milestone payment. Should NRP104 launch under a Schedule II classification but receive favorable scheduling within 3 years of the first commercial sale, the agreement provides for an alternative milestone payment on a sliding scale as follows: if the favorable scheduling occurs within one year of the first commercial sale, the milestone payment will be $200 million; if it occurs by the third anniversary, the milestone payment will be $100 million.

In addition, New River will be entitled to a $100 million milestone payment at the end of the first calendar year in which cumulative worldwide net sales of all collaboration products during that calendar year exceed $1 billion.

Shire is entitled to terminate the agreement until 30 days following approval of NRP104. If Shire terminates before regulatory approval, no payment would be due Shire. If Shire terminates after approval and NRP104 has received a favorable scheduling assignment, no payment would be due Shire. If the approved NRP104 has received a Schedule II classification, Shire would be entitled to a $50 million termination payment, payable in cash, New River common stock, or an unsecured, 5-year promissory note, as will be agreed upon by Shire and New River.

About ADHD
ADHD affects approximately 7.8 percent of all school-age children, or about 4.4 million children in the U.S.i  ADHD is considered the most commonly diagnosed psychiatric disorder in children and adolescents. ii  ADHD is a neurobiological disorder that manifests as a persistent pattern of inattention and/or hyperactivity-impulsivity more frequent and severe than typically observed in individuals at a comparable level of development.iii  To be properly diagnosed with ADHD, a child needs to demonstrate at least six of nine symptoms of inattention; at least six of nine symptoms of hyperactivity/impulsivity; the onset of such symptoms before age 7 years; that some impairment from the symptoms is present in two or more settings (e.g., at school and home); and that the symptoms continue for at least six months.iv  If untreated, ADHD can acutely affect a child’s life, leading to problems with family members, friends, sports, after-school activities and academics.v

Although there is no “cure” for ADHD, there are accepted treatments that specifically target its symptoms. The most common standard treatments include educational approaches, psychological or behavioral modification, and medication.vi

About New River
New River Pharmaceuticals Inc. is a specialty pharmaceutical company developing novel pharmaceuticals that are generational improvements of widely prescribed drugs in large and growing markets.

For further information on New River, please visit the company’s website at www.nrpharma.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking information that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward- looking statements are statements that are not historical facts. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of New River Pharmaceuticals, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in the New River Pharmaceuticals Inc. annual report on Form 10-K, filed with the SEC on March 15, 2006; the timing, progress and likelihood of success of our product research and development programs; the timing and status of our preclinical and clinical development of potential drugs; the likelihood of success of our drug products in clinical trials and the regulatory approval process; our drug products’ efficacy, abuse and tamper resistance, resistance to intravenous abuse, onset and duration of drug action, ability to provide protection from overdose, ability to improve patients’ symptoms, incidence of adverse events, ability to reduce opioid tolerance, ability to reduce therapeutic variability, and ability to reduce the risks associated with certain therapies; the ability to develop, manufacture, launch and market our drug products; our projections for future revenues, profitability and ability to achieve certain threshold sales targets; our estimates regarding our capital requirements and our needs for additional financing; the likelihood of obtaining favorable scheduling and labeling of our drug products; the likelihood of regulatory approval under the Federal Food, Drug, and Cosmetic Act without having to conduct long and costly trials to generate all of the data which are often required in connection with a traditional new chemical entity; our ability to develop safer and improved versions of widely prescribed drugs using our Carrierwave (TM) technology; our success in developing our own sales and marketing capabilities for our lead product candidate, NRP104; and our ability to obtain favorable patent claims. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. New River Pharmaceuticals does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in New River Pharmaceuticals’ annual report on Form 10-K, filed with the SEC on March 15, 2006, as well as other public filings with the SEC.

Contacts:
The Ruth Group
John Quirk (investors)
646-536-7029
jquirk@theruthgroup.com

Zack Kubow (media)
646-536-7020
zkubow@theruthgroup.com

i Mental health in the United States: prevalence of diagnosis and medication treatment for attention-deficit/hyperactivity disorder, United States, 2003,” CDC MMWR, September 2, 2005; 54(34); 842-847. Available at: http://www.cdc.gov/mmwr/preview/mmwrhtml/mm5434a2.htm. Accessed on September 8, 2005.
ii American Academy of Child and Adolescent Psychiatry. Practice parameters for the assessment and treatment of children, adolescents, and adults with attention-deficit/hyperactivity disorder. J Am Acad Child Adolesc Psychiatry. 1997; 36(10 Suppl):855-1215. Introduction. Available at http://www.aacap.org/clinical/Adhdsum.htm. Accessed on September 16, 2005.
iii WebMD Health. The Facts About Adult ADHD page. Available at: http://my.webmd.com/content/article/66/79706.htm?lastselectedguid={5FE84E90-BC77-4056-A91C-9531713CA348}. Accessed on March 8, 2004.
iv Diagnostic and Statistical Manual of Mental Disorders: Fourth Edition, Text Revision. DSM-TR-IV®. Washington, DC: American Psychiatric Association; 2000: 85.
v “Introduction,” Diagnosis and Treatment of Attention Deficit Hyperactivity Disorder. NIH Consensus Statement 1998 Nov 16-18; 16(2): 1-37. Available at: http://consensus.nih.gov/cons/110/110_statement.htm#0_Abstract. Accessed on June 8, 2005.
vi Baumgartel A, et al. Practice guideline for the diagnosis and management of attention deficit hyperactivity disorder. Ambulatory Child Health. 1998;4:51.